Exhibit 99.1

Investor Contacts:

John Ollet

Chief Financial Officer

Phone: 888-482-7671

jollet@vpco.com

VAPOR CORP. ANNOUNCES APPOINTMENT OF NEW CFO

HOLLYWOOD, FLORIDA, December 15, 2016 /PRNewswire/ — Vapor Corp. (OTC Pink: VPCO) (“Vapor” or the “Company”) announced today the Company has appointed John A. Ollet to serve as the Company’s new Chief Financial Officer.

“We are extremely pleased to welcome John to the Vapor executive team,” said Jeffrey Holman, Chief Executive Officer of Vapor. “He brings the financial experience Vapor needs as we continue to advance our growth and acquisition strategy. This is an exciting stage in our company’s growth and John’s strong public company experience makes him ideal for our organization.”

Mr. Ollet previously served as Executive Vice President-Finance for Systemax, Inc. (NYSE:SYX) North America Technology Division from 2006 to 2016. His prior chief financial officer experience also includes serving as Vice President and Chief Financial Officer of Arrow Cargo Holdings, Inc., an airline logistics company, and VP Finance/CFO - The Americas - Cargo Division, KLM Royal Dutch Airlines, an airline company.

Mr. Ollet received a bachelor’s degree in finance/economics and a master’s degree in business administration from Florida International University and is a certified public accountant.

About Vapor Corp.

Vapor Corp. is a U.S.-based retailer of vaporizers, e-liquids and electronic cigarettes, operating thirteen retail stores in the Southeast and online.

Through its wholly owned subsidiary, Healthy Choice Markets, Inc., the Company also operates natural and organic grocery operations. The initial store acquired for these operations in June 2016 is Ada’s Natural Market in Ft. Myers, Florida.

Safe Harbor Statement

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Vapor Corp.’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor’s expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings “Risk Factors” in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.’s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.

3800 N 28th Way | Hollywood, FL 33020 | Phone: 1.800.637.0108 | Fax: 954.272.7773
www.vapor-corp.com